EXHIBIT 12.1
THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(Dollars in millions)	Year Ended December 31,
EARNINGS	2013	2012	2011	2010	2009
Pre-tax income (loss) before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$782	$406	$599	$(3)	$(365)
Add:
Amortization of previously capitalized interest	10	8	9	9	8
Distributed income of equity investees	21	11	8	4	3
Total additions	31	19	17	13	11
Deduct:
Capitalized interest	39	22	31	26	14
Minority interest in pre-tax income of consolidated subsidiaries with no fixed charges	26	20	9	6	4
Total deductions	65	42	40	32	18
TOTAL EARNINGS (LOSS)	$748	$383	$576	$(22)	$(372)

FIXED CHARGES
Interest expense	$392	$357	$330	$316	$311
Capitalized interest	39	22	31	26	14
Amortization of debt discount, premium or expense	15	13	14	14	16
Interest portion of rental expense (1)	119	121	118	111	105
Proportionate share of fixed charges of investees accounted for by the equity method	1	1	1	1	1

TOTAL FIXED CHARGES	$566	$514	$494	$468	$447

TOTAL EARNINGS BEFORE FIXED CHARGES	$1,314	$897	$1,070	$446	$75

Preferred Dividends	$29	$29	22	$ *	$ *

Ratio of pre-tax income to net income	1.20	1.86	1.48	*	*

Preferred Dividend Factor	$35	$54	$33	$ *	$ *
Total Fixed Charges	566	514	494	468	447
TOTAL FIXED CHARGES AND PREFERRED DIVIDENDS	$601	$568	$527	$468	$447

RATIO OF EARNINGS TO FIXED CHARGES	2.32	1.75	2.17	**	***
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	2.19	1.58	2.03	**	***
*    No preferred stock was outstanding for these periods.
**    Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges. The coverage deficiency was $22 million.
***    Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $372 million.
(1) Interest portion of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.